EXHIBIT 99.1

For further information: Lori A. Gwizdala, CFO Chemical Financial Corporation 989 839 5358

For Immediate Release

Chemical Financial Corporation Reports Third Quarter 2007 Earnings

          MIDLAND, Mich., October 22, 2007 -- Chemical Financial Corporation's (Nasdaq:CHFC) Board of Directors today announced 2007 third quarter net income of $10.6 million, or $0.44 per diluted share, versus net income of $11.5 million, or $0.46 per diluted share, in the third quarter of 2006.

          Net income was $29.2 million, or $1.19 per diluted share, for the nine months ended September 30, 2007, compared to net income of $35.6 million, or $1.42 per diluted share, for the nine months ended September 30, 2006.

          "We continue to be negatively impacted by Michigan's stagnant economy, with real estate related credit quality a growing concern given depressed real estate values in key Michigan markets. While net interest income was only slightly below that of the prior year's quarter, and approximately the same as the second quarter of 2007, a deterioration in credit quality resulted in an increase in our provision for loan losses," said David B. Ramaker, Chairman, President and Chief Executive Officer.

          "We will continue to be aggressive in addressing nonperforming assets and remain committed to improving credit quality. While we anticipate little improvement in the state's economy in the short term, we are cautiously optimistic about Michigan's longer term prospects. Over the past few years, to adapt to the no-growth environment in which we are operating, we have worked to control operating costs and limit the rate of projected operating expense growth. At the same time, we continue to pursue specific growth strategies aimed at enhancing long-term shareholder value. We are encouraged by the continued progress of our retail banking reorganization and our efforts to drive revenue growth by doing more business with existing customer households," said Ramaker.

          The Company's previously announced retail banking reorganization, which involves realigning its 15 community bank structure into four regions while consolidating numerous back office and support functions, is nearing completion. During the third quarter of 2007, the Company did not incur any reorganization costs, although the Company anticipates that it will incur approximately $0.5 million in expenses related to the reorganization in the fourth quarter of 2007, which would result in a total of $2.1 million of reorganization expenses in 2007. The Company projects that annual expense savings from the reorganization upon its completion will total $2.0 million.

          Total assets were $3.82 billion at September 30, 2007, up slightly from $3.79 billion at December 31, 2006, and down slightly from $3.84 billion at September 30, 2006. At September 30, 2007, total loans were $2.81 billion, up slightly from December 31, 2006 and down slightly from $2.82 billion at September 30, 2006. Over the past twelve months, increases in real estate commercial and real estate residential loans have offset declines in commercial, real estate construction and consumer loans. Investment securities were $632 million at September 30, 2007, up slightly from $615 million at December 31, 2006, but down from $638 million at September 30, 2006.

          Total deposits were $2.97 billion at September 30, 2007, up from $2.90 billion at December 31, 2006 and up from $2.96 billion at September 30, 2006. Wholesale borrowings, solely Federal Home Loan Bank advances, totaled $125.0 million at September 30, 2007, down $50.1 million or 28.6%, from $175.1 million at December 31, 2006 and down $55.1 million or 30.6%, from $180.1 million at September 30, 2006. The Company utilized the liquidity provided through the increase in deposits to pay off its short-term Federal Home Loan Bank advances during the past twelve months.

          Net interest income was $32.47 million in the third quarter of 2007, a slight decrease from third quarter 2006 net interest income of $32.74 million, although approximately the same as net interest income of $32.42 million in the second quarter of 2007. The decrease in net interest income was attributable primarily to a decrease in net interest margin. The net interest margin (on a tax-equivalent basis) in the third quarter of 2007 was 3.68%, down from 3.74% in the third quarter of 2006, and down from 3.70% in the second quarter of 2007. The decline in net interest margin from the prior year was primarily attributable to increases in rates paid on interest-bearing liabilities exceeding increases in rates earned on interest-earning assets, as deposits repriced more than loans in the past twelve months. The decline in net interest margin from the second quarter of 2007 was primarily due to a higher level of nonperforming loans in the current quarter.

          The provision for loan losses was $2.9 million in the third quarter of 2007, compared to $2.5 million in the second quarter of 2007 and $1.8 million in the third quarter of 2006. Net loan charge-offs were $0.8 million in the third quarter of 2007, down from $1.3 million in the second quarter of 2007, although up from $0.4 million in the third quarter of 2006. The increase in the provision for loan losses in the third quarter of 2007, as compared to the previous year's quarter and the second quarter of 2007, was reflective of the overall deterioration in credit quality. The increase in the provision for loan losses was primarily driven by increased specific impairment reserves of $1.3 million during the quarter and an increase in nonaccrual loans. The allowance for loan losses at September 30, 2007 was $38.4 million or 1.36% of total loans, up from 1.30% of total loans at June 30, 2007 and 1.25% at September 30, 2006.

          At September 30, 2007, nonperforming assets totaled $62.8 million, up from $57.0 million at June 30, 2007, and $42.7 million at September 30, 2006. During the third quarter of 2007, the Company saw a significant increase in the level of nonperforming real estate residential loans which accounted for approximately two-thirds of the increase in nonperforming assets from June 30, 2007. At September 30, 2007, nonperforming loans were $53.6 million and represented 1.90% of total loans, up from $47.8 million or 1.71% of total loans at June 30, 2007 and $32.6 million or 1.16% of total loans at September 30, 2006. Nonperforming loans at September 30, 2007, when compared to September 30, 2006, were higher in all loan segments.

          The allowance for loan losses as a percent of nonperforming loans has decreased slightly from 76% at June 30, 2007 to 72% at September 30, 2007. A portion of the Company's nonperforming loans involve specific real estate commercial loans which have been analyzed and deemed to have sufficient collateral values so as not to require allocation of the allowance for loan losses to these loans.

          Noninterest income in the third quarter of 2007 was $11.1 million, up $1.2 million or 12%, from $9.9 million in the third quarter of 2006 and a decrease of $0.3 million or 2.6% from the second quarter of 2007. The increase in noninterest income over the prior year was primarily due to an increase in other income attributable to $1 million in insurance proceeds recognized in the third quarter of 2007 from fire damage of a branch building. The insurance proceeds will be utilized for capital expenditures in 2008 to remediate the fire damage.

          Operating expenses in the third quarter of 2007 were $25.2 million, up from $24.2 million in the third quarter of 2006, although down from $27.2 million in the second quarter of 2007. The increase in the third quarter of this year over the prior year quarter was due primarily to a $0.4 million increase in salaries expense and a $0.4 million increase in information technology costs associated with the Company's migration from its current core processing mainframe technology to a system that has both greater capacity and flexibility. The reduction in operating expenses in the third quarter of 2007, compared to the second quarter of 2007, was attributable to $1.6 million in reorganization expenses incurred in the second quarter. The Company's efficiency ratio was 57.1% in the third quarter of 2007, down from 61.4% in the second quarter of 2007 and up slightly from 56.1% in the third quarter of 2006. Excluding reorganization expenses of $1.6 million incurred to date in 2007, operating expenses were $3.1 million, or 4.2%, higher during the first nine months of 2007 compared to the prior year.

          The Company's return on average assets during the third quarter of 2007 was 1.10%, up from 1.00% in the second quarter of 2007 but down from 1.20% in the third quarter of 2006. At September 30, 2007, the Company's book value stood at $21.04 per share versus $20.70 per share at September 30, 2006. The decline in return on assets resulted in a slight decline in return on average equity to 8.4% in the third quarter of 2007 from 9.0% in the third quarter of 2006.

          During the third quarter of 2007, the Company repurchased 412,500 shares of its common stock at an average price of $23.04 per share; bringing total share repurchases for the year 2007 to 885,300 shares. The Company can purchase up to 137,700 additional shares prior to seeking additional authorizations for repurchases from its Board of Directors.

          Chemical Financial Corporation is the second-largest bank holding company headquartered in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 129 banking offices spread over 31 counties in the lower peninsula of Michigan. At September 30, 2007, the Company had total assets of $3.82 billion. Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Global Select Market.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Chemical Financial Corporation itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "plans," "predicts," "projects," "should," "will," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical Financial Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in the Company's Annual Report on Form 10-K for the year ended December 31, 2006; the timing and level of asset growth; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized at amounts projected, at all or within expected time frames; and the local and global effects of the ongoing war on terrorism and other military actions, including actions in Iraq. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	September 30 2007	December 31 2006	September 30 2006
Assets:
Cash and cash due from banks	$99,465	$135,544	$87,430
Federal funds sold	88,300	49,500	86,500
Interest-bearing deposits with unaffiliated banks	15,226	5,712	5,230

Investment securities - available for sale	533,611	520,867	537,449
Investment securities - held to maturity	98,342	94,564	100,980
Other securities	22,135	22,131	23,368

Loans held for sale	7,708	5,667	29,578

Loans:
Commercial loans	534,503	545,591	539,349
Real estate commercial loans	736,443	726,554	725,988
Real estate construction loans	138,199	145,933	162,762
Real estate residential loans	840,694	835,263	820,798
Consumer loans	565,140	554,319	568,935
Total Loans	2,814,979	2,807,660	2,817,832
Less: Allowance for loan losses	38,386	34,098	35,348
Net Loans	2,776,593	2,773,562	2,782,484

Premises and equipment	48,293	49,475	47,559
Goodwill	69,908	70,129	71,369
Other intangible assets	7,324	8,777	9,193
Interest receivable and other assets	55,857	53,319	58,901
Total Assets	$3,822,762	$3,789,247	$3,840,041

Liabilities:
Noninterest-bearing deposits	$524,522	$551,177	$524,373
Interest-bearing deposits	2,442,692	2,346,908	2,432,561
Total Deposits	2,967,214	2,898,085	2,956,934
Interest payable and other liabilities	23,285	29,235	23,288
Short-term borrowings	203,322	208,969	196,451
Federal Home Loan Bank advances - long-term	125,049	145,072	150,072
Total Liabilities	3,318,870	3,281,361	3,326,745

Shareholders' Equity:
Common stock, $1 par value per share	23,952	24,828	24,799
Surplus	347,569	368,554	367,991
Retained earnings	138,817	123,454	126,128
Accumulated other comprehensive loss	(6,446)	(8,950)	(5,622)
Total Shareholders' Equity	503,892	507,886	513,296
Total Liabilities and Shareholders' Equity	$3,822,762	$3,789,247	$3,840,041

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended September 30		Nine Months Ended September 30
(In thousands, except per share data)	2007	2006	2007	2006
Interest Income:
Interest and fees on loans	$48,346	$47,843	$143,850	$137,027
Interest on investment securities:
Taxable	6,299	6,006	18,667	18,524
Tax-exempt	688	661	2,018	1,892
Dividends on other securities	182	178	755	867
Interest on federal funds sold	1,433	785	4,495	2,357
Interest on deposits with unaffiliated banks	209	83	383	557
Total Interest Income	57,157	55,556	170,168	161,224

Interest Expense:
Interest on deposits	21,037	18,016	62,290	49,586
Interest on short-term borrowings	1,957	2,947	5,731	6,384
Interest on Federal Home Loan Bank advances - long-term	1,690	1,854	5,480	5,707
Total Interest Expense	24,684	22,817	73,501	61,677
Net Interest Income	32,473	32,739	96,667	99,547
Provision for loan losses	2,900	1,750	7,025	2,610
Net Interest Income after
Provision for Loan Losses	29,573	30,989	89,642	96,937

Noninterest Income:
Service charges on deposit accounts	5,039	5,308	15,243	15,761
Trust and investment services revenue	2,034	1,745	6,221	5,844
Other charges and fees for customer services	2,393	2,308	7,211	6,695
Mortgage banking revenue	577	476	1,647	1,389
Investment securities gains	-	-	4	-
Other	1,014	59	2,130	557
Total Noninterest Income	11,057	9,896	32,456	30,246

Operating Expenses:
Salaries, wages and employee benefits	14,463	13,984	44,975	42,586
Occupancy	2,361	2,270	7,721	7,289
Equipment	2,228	2,169	6,913	6,702
Other	6,118	5,773	19,540	17,816
Total Operating Expenses	25,170	24,196	79,149	74,393
Income Before Income Taxes	15,460	16,689	42,949	52,790
Provision for federal income taxes	4,850	5,199	13,786	17,174
Net Income	$10,610	$11,490	$29,163	$35,616

Net income per share:
Basic	$0.44	$0.46	$1.19	$1.42
Diluted	0.44	0.46	1.19	1.42

Cash dividends per share	$0.285	$0.275	$0.855	$0.825

Average shares outstanding:
Basic	24,091	24,800	24,520	24,957
Diluted	24,098	24,829	24,532	24,992

Chemical Financial Corporation Announces Third Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in thousands)	2007	2006	2007	2006
Average Balances
Total assets	$3,812,654	$3,785,971	$3,799,670	$3,757,921
Total interest-earning assets	3,576,667	3,537,591	3,565,767	3,518,028
Total loans	2,813,746	2,807,848	2,803,141	2,745,405
Total deposits	2,957,407	2,846,603	2,936,466	2,853,044
Total interest-bearing liabilities	2,740,812	2,717,902	2,732,713	2,690,711
Total shareholders' equity	499,353	508,068	507,146	508,173

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.68%	3.74%	3.68%	3.81%
Efficiency ratio	57.1%	56.1%	60.5%	56.7%
Return on average assets	1.10%	1.20%	1.03%	1.27%
Return on average shareholders' equity	8.4%	9.0%	7.7%	9.4%
Average shareholders' equity as a
percent of average assets	13.1%	13.4%	13.3%	13.5%
Tangible shareholders' equity as a
percent of total assets			11.4%	11.5%
Total risk-based capital ratio			17.1%	17.3%

	September 30 2007	June 30 2007	March 31 2007	December 31 2006	September 30 2006
Credit Quality Statistics
Nonaccrual loans	$40,341	$36,119	$28,748	$20,239	$23,113
Loans 90 or more days past due
and still accruing	13,282	11,704	6,441	6,671	9,505
Total nonperforming loans	53,623	47,823	35,189	26,910	32,618
Repossessed assets (RA)	9,164	9,177	9,250	8,852	10,062
Total nonperforming assets	62,787	57,000	44,439	35,762	42,680
Net loan charge-offs (year-to-date)	2,737	1,969	707	5,650	1,810

Allowance for loan losses as a
percent of total loans	1.36%	1.30%	1.25%	1.21%	1.25%
Allowance for loan losses as a
percent of nonperforming loans	72%	76%	100%	127%	108%
Nonperforming loans as a
percent of total loans	1.90%	1.71%	1.26%	0.96%	1.16%
Nonperforming assets as a
percent of total loans plus RA	2.22%	2.03%	1.58%	1.27%	1.51%
Nonperforming assets as a
percent of total assets	1.64%	1.51%	1.16%	0.94%	1.11%
Net loan charge-offs as a percent of
average loans (year-to-date, annualized)	0.13%	0.14%	0.10%	0.20%	0.09%

	September 30 2007	June 30 2007	March 31 2007	December 31 2006	September 30 2006
Additional Data - Intangibles
Goodwill	$69,908	$69,908	$69,908	$70,129	$71,369
Core deposits and other intangibles	5,024	5,455	5,886	6,379	6,660
Mortgage servicing rights (MSR)	2,300	2,302	2,299	2,398	2,533
Amortization of intangibles (quarter only)	651	665	734	857	618

Chemical Financial Corporation Announces Third Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

(Dollars in thousands)	September 30 2007	June 30 2007	March 31 2007	December 31 2006	September 30 2006
Nonaccrual loans:
Commercial	$6,735	$5,810	$4,891	$4,203	$4,124
Real estate commercial	19,664	19,163	14,621	9,612	11,329
Real estate construction-commercial	4,573	4,483	3,283	2,552	2,017
Real estate residential	7,244	4,967	4,660	2,887	4,455
Consumer	2,125	1,696	1,293	985	1,188
Total nonaccrual loans	40,341	36,119	28,748	20,239	23,113
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	1,867	1,564	2,030	1,693	3,151
Real estate commercial	5,367	5,561	2,342	2,232	3,081
Real estate construction-commercial	1,076	884	-	174	-
Real estate residential	3,918	2,352	1,350	1,158	1,857
Consumer	1,054	1,343	719	1,414	1,416
Total accruing loans contractually past due 90 days or more as to interest or principal payments	13,282	11,704	6,441	6,671	9,505
Total nonperforming loans	53,623	47,823	35,189	26,910	32,618
Other real estate and repossessed assets	9,164	9,177	9,250	8,852	10,062
Total nonperforming assets	$62,787	$57,000	$44,439	$35,762	$42,680

Chemical Financial Corporation Announces Third Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	September 30 2007	June 30 2007	March 31 2007	December 31 2006	September 30 2006
Allowance for loan losses at beginning of period	$36,254	$35,016	$34,098	$35,348	$33,638
Loans charged off:
Commercial	(208)	(435)	(429)	(1,056)	(52)
Real estate commercial	-	(186)	(74)	(964)	-
Real estate construction	(134)	(221)	(67)	(1,201)	-
Real estate residential	(64)	(96)	(18)	(108)	(101)
Consumer	(501)	(488)	(350)	(677)	(475)
Total loan charge-offs	(907)	(1,426)	(938)	(4,006)	(628)
Recoveries of loans previously charged off:
Commercial	18	42	99	52	58
Real estate commercial	19	-	1	1	2
Real estate residential	4	1	1	-	1
Consumer	98	121	130	113	127
Total loan recoveries	139	164	231	166	188
Net loan charge-offs	(768)	(1,262)	(707)	(3,840)	(440)
Provision for loan losses	2,900	2,500	1,625	2,590	1,750
Allowance of branches acquired	-	-	-	-	400
Allowance for loan losses at end of period	$38,386	$36,254	$35,016	$34,098	$35,348

Chemical Financial Corporation Announces Third Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	3rd Qtr. 2007	2nd Qtr. 2007	1st Qtr. 2007	4th Qtr. 2006	3rd Qtr. 2006
Summary of Operations
Interest income	$57,157	$57,086	$55,925	$56,199	$55,556
Interest expense	24,684	24,666	24,151	23,510	22,817
Net interest income	32,473	32,420	31,774	32,689	32,739
Provision for loan losses	2,900	2,500	1,625	2,590	1,750
Net interest income after provision
for loan losses	29,573	29,920	30,149	30,099	30,989
Noninterest income	11,057	11,356	10,043	9,901	9,896
Noninterest expense	25,170	27,221	26,758	23,481	24,196
Income taxes	4,850	4,543	4,393	5,291	5,199
Net income	$10,610	$9,512	$9,041	$11,228	$11,490

Per Common Share Data
Net income:
Basic	$0.44	$0.39	$0.36	$0.45	$0.46
Diluted	0.44	0.39	0.36	0.45	0.46
Cash dividends	0.285	0.285	0.285	0.275	0.275
Book value	21.04	20.79	20.86	20.46	20.70